THE TAIWAN FUND, INC. REVIEW

March 2005

HSBC Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371

Portfolio Review

Market overview and portfolio performance
 The market dropped 4.59% for the month of March in U.S. dollar terms, reversing the 5.83% gain in the month of February. In March, both foreign investors and local mutual funds were net sellers, with combined net selling of US$1.24 billion. Such lackluster sentiment mainly resulted from political concerns — the anti “anti-secession law’’ protest in Taiwan. On the sector performance level, the tourism sector was the best performing sector, gaining 5.19% month-over-month in March, followed by the plastic sector based on steady product prices. Although the automotive and retail sectors fell 2.01% and 2.53% month-over-month, both sectors outperformed the broader market on better-than-expected automobile sales volume and sequential year-over-year top-line sales performance. The technology sector dropped 4.00% month-over-month, but outperformed the Taiwan Stock Exchange Index (“TAIEX”) slightly by 0.60% month-over-month on the back of the market’s expectation that the sector has bottomed out and due to inventory improvements. Due to the lack of news flows and share catalysts as well as concerns over Statement of Financial Accounting Standard 35 (SFAS 35) on asset impairment recognition, the steel, paper, construction, cement and food sectors all underperformed the TAIEX in March, and fell 9.46%, 9.30%, 8.78%, 8.16% and 7.71%, respectively, over the past month. In terms of sectors, our overweight positions in the PCB (Printed Circuit Board) and handset sectors brought positive contribution, but were offset by the overweight positions in the memory IC (Integrated Circuit) sector. At the stock level, the portfolio benefited from stock selection in the financial sector, but suffered from poor selection in the IC design sector.

Market outlook and portfolio strategy
 We are cautious about the market’s near-term outlook due to the upcoming reporting of earnings for the first quarter of 2005. In the mid-term, we reiterate our neutral view on the broader market, but expect several sectors to show fundamental improvement in the second quarter of 2005. We will continue to add to high-beta technology shares as we foresee liquidity continuing to improve and cheap valuations providing a buffer for share performance. We still believe the Morgan Stanley Capital International (“MSCI”) re-weighting in May should provide some downside support for the market. The market is trading in a lower band of its historical trading range at a price-to-book multiple of 2.1 times, and due to improvement in returns-on-equity (16% ROE) and higher dividend yields (4.0%), it is unlikely that we will see the market trade back to its historical trough valuations. In terms of corporate earnings, however, we are concerned that newly implemented accounting changes, including SFAS 35 on asset impairment recognition and Statement of Financial Accounting Standard 7 (SFAS 7) that mandates consolidated financial statements on a semi-annual basis, could also have a negative impact on a company’s corporate earnings when earnings reporting season begins. We are inclined to raise our portfolio beta and increase our weighting in the cyclical growth sectors in the coming months. Our primary focus will be on increasing our weighting in technology stocks and also increasing our weighting in quality small-cap stocks with evident growth potential.

Total Fund Sector Allocation

As of 03/31//05	% of	% of
	Total Fund	TAIEX
Semiconductor	20.60	17.62
Finance	15.70	19.74
Electronics	12.80	9.67
PC & Peripherals	12.60	13.34
Telecommunications	11.90	7.35
Plastics	9.20	11.37
Iron & Steel	4.30	3.68
Retail	2.60	0.78
Others & Miscellaneous	2.40	6.31
Automobiles, Tires & Accessories	1.80	1.36
Shipping	1.50	3.02
Textiles & Apparel	0.00	1.60
Chemicals	0.00	1.42
Electrical Equipment	0.00	1.26
Cement	0.00	0.88
Wire & Cable	0.00	0.60
Total	95.40	100.00
Cash	4.60

Tech	57.90	48.87
Non-Tech	21.80	31.39
Financial	15.70	19.74
Total Net Assets: US$236.85Million

Top 10 Holdings of Total Fund Portfolio

As of 03/31/05	% of Total Portfolio

Asustek Computer, Inc.	6.74

MediaTek, Inc.	5.41

Taiwan Semiconductor Manufacturing Co.	4.97

Hon Hai Precision Industry Co. Ltd.	4.87

Chunghwa Telecom Co. Ltd.	4.46

China Steel Corp.	4.34

Chinatrust Financial Holding Co. Ltd.	4.04

Cathay Financial Holding Co. Ltd.	4.01

Formosa Chemicals & Fibre Corp.	3.62

E. Sun Financial Holding Co. Ltd.	3.44

Total	45.90

NAV: US$14.47	Price: US$12.78	Discount: -11.68%
No. of Shares: 16.4Million

Returns in US$ (%)*

	The Taiwan	Taiwan Stock
	Fund, Inc.	Exchange Index
One Month	-3.40	-4.59
Fiscal Year to Date**	13.50	12.59
One Year	-2.45	-3.70
Three Years	0.21	2.43
Five years	-11.98	-10.02
Ten Years	-1.79	-2.71
Since Inception	9.77	10.81

*	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Returns for the TAIEX are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.

**	The Fund’s fiscal year commences on September 1.

Premium/Discount of TWN

Market Data

	As of 02/28/05	As of 03/31/05
TAIEX	6207.83	6005.88
% change in NTD terms	1.11	-3.25
% change in USD terms	5.83	-4.59
NTD Daily avg. trading volume (In Billions)	87.23	73.77
USD Daily avg. trading volume (In Billions)	2.81	2.34
NTD Market Capitalization (In Billions)	13951.47	13987.17
USD Market Capitalization (In Billions)	449.03	443.95
FX Rate: (NT$/US$)	31.07	31.506

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.

The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.

Lead Fund Manager: Victor Shih
Deputy Fund Manager: Sally Chang

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